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                                                                       EXHIBIT 5



                                December 13, 1999


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549


Re:     Nu Horizons Electronics Corp.
        Registration Statement on Form S-3


Gentlemen:

        Reference is made to the filing by Nu Horizons Electronics Corp. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement"), as amended, with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 825,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") issuable upon the conversion of $7,059,000 in principal amount of the Company's subordinated convertible notes ("Notes").

        As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and Notes and such other documents as we have deemed necessary or relevant under the circumstances.

        Based upon our examination, we are of the opinion that:

        1. The Company is duly organized and validly existing under the laws of the State of Delaware.

        2. The shares of Common Stock reserved for issuance upon the conversion of the Notes when issued in accordance with the terms and conditions of such Notes, will be validly issued, fully paid and non-assessable.

        We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,


                                     /s/ Blau, Kramer, Wactlar & Lieberman, P.C.